                                                                     EXHIBIT 8.1


                                   LAW OFFICES
                      ELIAS, MATZ, TIERNAN & HERRICK L.L.P.

                                   12TH FLOOR
                             734 15TH STREET, N.W.
                             WASHINGTON, D.C. 20005



                                      -------------------------

TIMOTHY B. MATZ                            TELEPHONE:  (202) 347-0300                      PATRICIA J. WOHL
STEPHEN M. EGE                            FACSIMILE:   (202) 347-2172                      DAVID MAX SELTZER
RAYMOND A. TIERNAN                              WWW.EMTH.COM                               ERIC M. MARION
GERARD L. HAWKINS                                                                        _____________________
JOHN P. SOUKENIK*
GERALD F. HEUPEL, JR.                                                                     SENIOR COUNSEL
JEFFREY A. KOEPPEL
PHILIP ROSS BEVAN                                                                         W. MICHAEL HERRICK
HUGH T. WILKINSON
KEVIN M. HOULIHAN
KENNETH B. TABACH                                                                         OF COUNSEL

                                                                                          JACK I. ELIAS
*NOT ADMITTED IN D.C.                                                                     SHERYL JONES ALU

                                  June 6, 2003


                                    VIA EDGAR



Board of Directors
KNBT Bancorp, Inc.
Board of Trustees
Keystone Savings Bank
90 Highland Avenue
Bethlehem, Pennsylvania 18017-9099

Ladies and Gentlemen:

         You have requested our opinion regarding the material Federal income tax consequences of the conversion (the "Conversion") of Keystone Savings Bank from a Pennsylvania-chartered mutual savings bank to a Pennsylvania-chartered stock savings bank (the "Bank," in its mutual or stock form, as the sense of the context requires), as well as the Merger and Bank Merger (as hereinafter defined and sometimes collectively referred to as the "Mergers") following the Conversion. In the Conversion, all of the Bank's to-be-issued capital stock will be acquired by KNBT Bancorp, Inc. (the "Company"), a newly-organized Pennsylvania-chartered corporation. For the reasons set forth below and based on your representations in a letter dated June 6, 2003 (the "Keystone Representation Letter") and the representations of First Colonial Group, Inc. set forth in a letter dated June 6, 2003 (the "FCG Representative Letter", and collectively with the Keystone Representation Letter, the "Representation Letters"), it is our opinion that the proposed Conversion and the Mergers will qualify as reorganizations within the meaning of Sections 368(a)(1)(F) and 368(a)(1)(A), respectively, of the Internal Revenue Code of 1986, as amended (the "Code"). Our opinion also addresses certain other Federal income tax consequences which follow from this conclusion.

Boards of Directors and Trustees
June 6, 2003
Page 2
         This opinion letter, including the opinions contained herein, is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the American Bar Association Section of Business Law
(1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord and herein, and this opinion letter should be read in conjunction with the Accord. Our opinions herein are limited to the Code and the regulations promulgated thereunder (the "Subject Laws"). We express no opinion in this letter as to other Federal laws and regulations or as to laws and regulations of other jurisdictions or as to factual or legal matters other than as set forth herein.

         We have reviewed the Company's Registration Statement on Form S-1 relating to the proposed issuance of up to 31,174,183 shares of common stock, par value $.01 per share (the "Common Stock"), subject to adjustment by the Company in connection with the Conversion and the Merger, the Prospectus contained therein, the Articles of Incorporation and Bylaws of the Company, the existing mutual and proposed amended and restated Pennsylvania stock Articles of Incorporation of the Bank, the Plan of Conversion (the "Plan of Conversion") of the Bank, the Agreement and Plan of Merger (the "Merger Agreement") between the Bank and First Colonial Group, Inc., a Pennsylvania corporation ("FCG") and such other corporate records and documents as we have deemed relevant for the purposes of this opinion. In our examination of documents, we have assumed the authenticity of those documents submitted to us as certified, conformed or reproduced copies. As to matters of fact which are material to this opinion, we have relied upon the accuracy of the factual matters set forth in the Company's Registration Statement on Form S-1 and the Bank's Plan of Conversion. Capitalized terms used herein but not otherwise defined herein shall have the meaning set forth in the Plan of Conversion.

                                      FACTS
                                      -----

         The Bank is a Pennsylvania chartered mutual savings bank which conducts business from its main office located in Bethlehem, Pennsylvania. At March 31, 2003, the Bank had total assets of $1.0 billion, deposits of $797.4 million and retained earnings of $114.3 million. The Bank is subject to the jurisdiction of the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking. The Bank is also subject to certain reserve requirements established by the Board of Governors of the Federal Reserve Board and is a member of the Federal Home Loan Bank of Pittsburgh ("FHLB"), which is one of the 12 regional banks comprising the FHLB System.

         As a mutual savings bank, the Bank has no capital stock. Each depositor has both a deposit account in the institution and a pro rata ownership interest in the net worth of the institution based on the balance in his or her deposit account. This ownership interest is tied

Boards of Directors and Trustees
June 6, 2003
Page 3

directly to the depositor's deposit account, and the depositors ordinarily would be unable to realize the value of their ownership, except in the unlikely event that the Bank were to be liquidated. In such event, the depositors would share pro rata in any residual net worth after other claims, including those of depositors for the amount of their deposits, are paid.

         The Company is a recently-formed Pennsylvania corporation which will acquire all of the to-be-outstanding capital stock of the Bank upon consummation of the Conversion and, thereby, become a holding company. The Company shall purchase all of the capital stock of the Bank with a portion of the net proceeds from the Conversion.

         On March 5, 2003, the Board of Directors of the Bank unanimously adopted the Plan of Conversion. The purpose of the Conversion is to enable the Bank to issue and sell shares of its capital stock to the Company and enhance both the equity capital base of the Bank and the Bank's capability to meet the borrowing and other financial needs of the communities it serves. The use of the holding company format will provide greater organizational flexibility and the ability for possible diversification. Pursuant to the Plan of Conversion, nontransferable rights to subscribe for shares of Common Stock have been granted, in order of priority, to (i) depositors of the Bank with account balances of $50.00 or more as of the close of business on December 31, 2001 ("Eligible Account Holders"), (ii) the Company's employee stock ownership plan ("ESOP"), (iii) depositors of the Bank with account balances of $50.00 or more as of the close of business on the to-be established supplemental eligibility record date (as such term is defined in the Plan of Conversion "Supplemental Eligible Account Holders"), (iv) depositors of the Bank with a deposit balance of $100 or more as of the close of business on a to be established voting record date ("Other Depositors"), and (v) officers, trustees and employees of the Bank, subject to the limitations described therein (the "Subscription Offering"). In the event that there are any shares which are not sold in the Subscription Offering, the Company anticipates that it will offer any such shares for sale in a community offering (the "Community Offering"). If necessary, any Common Stock not subscribed for in the Subscription Offering or purchased in the Community Offering will be offered to members of the general public, giving preference to natural persons residing in the counties in Pennsylvania in which the Bank has a branch office, on a best efforts basis by a selling group of broker-dealers managed in a syndicated community offering (the "Syndicated Community Offering").

         We note that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipients with the right only to purchase shares of Common Stock at the same price to be paid by members of the general public in any Community Offering, with the price to be paid for the Common Stock being equal to the value determined by an independent appraiser. We also note that RP Financial, LC. has issued an opinion dated June 6, 2003 stating that the subscription rights will have no

Boards of Directors and Trustees
June 6, 2003
Page 4

ascertainable market value. In addition, no cash or property will be given to eligible subscribers in lieu of non-transferable subscription rights or to eligible subscribers who fail to exercise such rights. As a result, at the time the subscription rights are granted, we believe that it is more likely than not that the nontransferable subscription rights to purchase Common Stock have no ascertainable value.

         On March 5, 2003, the Bank entered into the Merger Agreement with FCG pursuant to which FCG will be merged with and into the Company with the Company being the survivor thereof (the "Merger"). Pursuant to the terms of the Merger Agreement, upon consummation of the merger of FCG with and into the Company (the "Merger"), each share of FCG common stock, par value $0.01 per share (the "FCG Common Stock"), will be converted into the right to receive a number of shares of Common Stock equal to $37.00 divided by the final purchase price per share of the Common Stock in the Conversion. It is anticipated that, based on the number of outstanding shares of FCG Common Stock as of March 31, 2003, the Merger will result in an aggregate of 8,287,486 shares of Common Stock being issued in exchange for shares of FCG Common Stock and, in the event all previously granted options to acquire FCG Common Stock were exercised, up to 9,356,900 shares of Common Stock could be issued in exchange for FCG Common Stock (the "Merger Exchange Shares"). The Merger is expected to occur substantially simultaneously with the completion of the Conversion of the Bank. Immediately following the Merger, the wholly owned financial institution subsidiary of FCG, Nazareth National Bank and Trust Company ("Nazareth"), will be merged with and into the Bank (the "Bank Merger").

         The Company will file a Registration Statement on Form S-1 to register its Common Stock under the Securities Act of 1933. The Registration Statement will register (i) the shares of Common Stock to be sold for cash pursuant to the Plan of Conversion to Eligible Account Holders, the Employee Stock Ownership Plan, Supplemental Eligible Account Holders, Other Members and others in the Subscription Offering and the Community Offering and Syndicated Community Offering, if necessary (collectively, the "Conversion Shares") and (ii) the Merger Exchange Shares to be issued in the Merger. The Conversion Shares will be offered for sale in a Subscription Offering pursuant to subscription rights which will be nontransferable and will be issued without payment therefor. The recipients will not be entitled to receive cash or other property in lieu of such subscription rights. It is anticipated that any Conversion Shares remaining unsold after the Subscription Offering will be sold through a Community Offering, and, if necessary, a Syndicated Community Offering. All of the Conversion Shares will be sold at a uniform price based upon an independent valuation.

         The Conversion will be effected only upon completion of the sale of all of the Conversion Shares to be issued pursuant to the Plan of Conversion. The Company has no plan or intention to dispose of any shares of the capital stock of the Bank, to cause the Bank to be merged with any

Boards of Directors and Trustees
June 6, 2003
Page 5


other corporation, (other than as provided in the Merger Agreement), or to liquidate the Bank. The Merger will not be completed unless the Conversion is completed.

         The Conversion will not affect the business of the Bank. Mortgage and other loans from the Bank will remain unchanged and retain their same characteristics after the Conversion. There is no plan or intention for the Bank to sell or otherwise dispose of any of its assets following the Conversion, except for dispositions in the ordinary course of business.

        Each deposit account in the Bank at the time of the consummation of the Conversion shall become, without any action by the account holder, a deposit account in the converted Bank equivalent in withdrawable amount, and subject to the same terms and conditions (except as to liquidation rights), as the deposit account in the Bank immediately prior to the Conversion. In addition, at the time of the Conversion, the Bank shall establish a liquidation account in an amount equal to the Bank's net worth as reflected in the final prospectus utilized in the Conversion. The liquidation account will be maintained for the benefit of all Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts in the Bank after the Conversion. Each such account holder will, with respect to each deposit account, have an inchoate interest in a portion of the liquidation account which is the account holder's subaccount balance. An account holder's subaccount balance in the liquidation account will be determined at the time of the Conversion and can never increase thereafter. It will, however, be decreased to reflect subsequent withdrawals that reduce, as of annual closing dates, the amount in each depositor's account below the amount in the account as of the specified record date. In the event of a complete liquidation of the Bank, each Eligible Account Holder and Supplemental Eligible Account Holder will be entitled to receive a liquidation distribution in the amount of the balance of his or her subaccount in the liquidation account before any distribution may be made with respect to the capital stock of the Bank.

         In connection with the Plan of Conversion, the Bank will form a charitable foundation to be named the Keystone Nazareth Charitable Foundation (the "Foundation"). The Foundation will be incorporated under Delaware law as a non-stock corporation, and the Company will make a charitable contribution to the Foundation of shares of Common Stock equal to 8% of the Conversion Shares sold in the Conversion. The Foundation will be dedicated to supporting charitable organizations within the communities served by the Bank. The Foundation will submit a request to the Internal Revenue Service to be recognized as an exempt organization under Section 501(c)(3) of the Code.

Boards of Directors and Trustees
June 6, 2003
Page 6
                                LAW AND ANALYSIS
                                ----------------

The Conversion

         Section 368(a)(1)(F) of the Code provides that a mere change in the identity, form or place of organization of one corporation, however effected, is a reorganization ("Type F" reorganization). If a transaction qualifies as a Type F reorganization, it will generally be nontaxable to the corporation and its stockholders under related provisions of the Code.

         In Rev. Rul. 80-105, 1980-1 C.B. 78, the Internal Revenue Service considered the Federal income tax consequences of the conversion of a Federal mutual savings and loan association into a state stock savings and loan association. The ruling concluded that the conversion qualified as a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F). The rationale for this conclusion is not clearly expressed in the ruling, but two factors are stressed. First, the changes at the corporate level other than the place of organization and form of organization were regarded as insubstantial. The converted association continued its business in the same manner and it had the same savings accounts and loans. The converted association continued its membership in the Federal Savings and Loan Insurance Corporation (replaced subsequently by the Savings Association Insurance Fund) and remained subject to the regulations of the Federal Home Loan Bank Board (which was replaced subsequently by the Office of Thrift Supervision). Second, the ruling states that the ownership rights of the depositors in the mutual company are "more nominal than real." Although the ruling does not explain the significance of this statement, subsequent administrative interpretations have indicated that the Internal Revenue Service believes these nominal rights are preserved in the liquidation account that is typically established for the depositors' benefit. This approach enables the Internal Revenue Service to distinguish the tax treatment of conversion transactions from the tax treatment of acquisitive transactions in which mutual companies acquire stock companies. See Paulsen v.
                                                                --------------
Com'r, 469 U.S. 131 (1985); Rev. Rul. 69-6, 1969-1 C.B. 104.
-----

         The Internal Revenue Service has extended the holding of Rev. Rul. 80-105 to transactions similar to the one contemplated by the Bank and the Company, in which a conversion from mutual to stock form occurs simultaneously with the creation of a holding company. See e.g. private letter rulings numbered 9140014 and 9144031. While these rulings have no precedential value, they do indicate the current views of the Internal Revenue Service on the issues presented. Hanover Bank v. U.S., 369 U.S. 672, 686 (1962).
           ---------------------


         In our opinion and based on the Keystone Representation Letter, the conversion of the Bank from a Pennsylvania-chartered mutual savings bank to a Pennsylvania-chartered stock savings bank, and the sale of its capital stock to the Company, will constitute a reorganization

Boards of Directors and Trustees
June 6, 2003
Page 7

within the meaning of Section 368(a)(1)(F) of the Code because the transaction represents a mere change in the form of organization of a single corporation. There will be no change in the Bank's business or operations, nor in its loans and deposits, all of which will become loans and deposits of the converted Bank. The only significant difference between the assets of the Bank before and after the Conversion will be the infusion of new capital. An infusion of capital occurs in all conversion transactions, however, and had no effect upon the Internal Revenue Service's analysis in Rev. Rul. 80-105. The ownership rights of the depositors of the mutual Bank, which have nominal value, will be preserved through their interests in the liquidation account in the converted Bank. This account will be substantially the same as the liquidation account described in Rev. Rul. 80-105.

         Because the Bank's change in form from mutual to stock ownership will constitute a reorganization under Section 368(a)(1)(F) of the Code and neither the Bank nor the Company will recognize any gain or loss as a result of the conversion pursuant to Section 361 of the Code and Rev. Rul. 80-105, it is also our opinion that (i) no gain or loss will be recognized by the Company upon its receipt of money in exchange for shares of Common Stock issued pursuant to the Plan of Conversion; (ii) no gain or loss will be recognized by the Bank or the Company upon the purchase of the Bank's capital stock by the Company; (iii) no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the issuance to them of deposit accounts in the Bank in its stock form plus their interests in the liquidation account in exchange for their deposit accounts in the Bank in its mutual form; (iv) the tax basis of the depositors' deposit accounts in the Bank immediately after the Conversion will be the same as the basis of their deposit accounts immediately prior to the Conversion; (v) the tax basis of each Eligible Account Holder's and Supplemental Eligible Account Holder's interest in the liquidation account will be zero; (vi) the tax basis to the stockholders of the Conversion Shares of the Company purchased in the Conversion will be the amount paid therefor; (vii) the holding period for shares of Conversion Shares will begin on the date of the exercise of the subscription right and on the day after the date of purchase if purchased in the Community Offering or Syndicated Community Offering; and (viii) the establishment of the Foundation by the Bank and the subsequent contribution of shares of Common Stock to the Foundation by the Company will not affect any of the foregoing opinions.

         It is further our opinion that it is more likely than not that the Eligible Account Holders and Supplemental Eligible Account Holders will not recognize gain upon the issuance to them of withdrawable savings accounts in the Bank following the Conversion, interests in the liquidation account and nontransferable subscription rights to purchase Company Common Stock in exchange for their savings accounts and proprietary interests in the Bank.

         We note, however, that the issue of whether or not the subscription rights have value is

Boards of Directors and Trustees
June 6, 2003
Page 8

dependent upon all of the facts and circumstances that occur. We further note that in PLR 9332029, the Internal Revenue Service was requested to address the federal tax treatment of the receipt and exercise of nontransferable subscription rights in another conversion, and the Internal Revenue Service declined to express any opinion. If the nontransferable subscription rights to purchase Common Stock are subsequently found to have an ascertainable market value greater than zero, income may be recognized by various recipients of the nontransferable subscription rights (in certain cases, whether or not the rights are exercised) and the Company and/or the Bank may be taxed on the distribution of the nontransferable subscription rights under Section 311 of the Code. In this event, the nontransferable subscription rights may be taxed partially or entirely at ordinary income tax rates.

The Merger and Bank Merger

         Section 368(a) of the Code defines various types of transactions which are considered to be "reorganizations" that are generally tax-free to the corporations and stockholders involved. Section 368(a)(1)(A) of the Code defines the term "reorganization" to include a "statutory merger or consolidation" of corporations such as the Merger and the Bank Merger. Section 1.368-2(b)(1) of the Treasury Regulations provides that, in order to qualify as a reorganization under Section 368(a)(1)(A), a transaction must be a merger or consolidation effected pursuant to the corporation laws of the United States or a State. The Merger Agreement provides that the Merger and the Bank Merger will be accomplished in accordance with applicable federal and state law.

         Treasury Regulations and case law also require that certain other conditions must be satisfied in order to qualify a proposed transaction as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. The "business purpose test" requires a reorganization to have a bona fide business purpose. Treas. Reg. Section 1.368-1(b). The Company and FCG have certified to us that the proposed Merger and Bank Merger have a valid business purpose, and as a result we believe that the Merger and Bank Merger satisfies the business purpose test. The "continuity of business enterprise test" requires an acquiring corporation either to continue an acquired corporation's historic business or use a significant portion of its historic assets in a business. Treas. Reg.
Section 1.368-1(d). The continuity of business enterprise test will be satisfied because the business conducted by FCG and Nazareth prior to the Mergers will continue to be conducted by the Company and the Bank, respectively, following the transactions.

         The "continuity of interest doctrine" requires that the continuing common stock interest of the former owners of an acquired corporation, considered in the aggregate, represent a "substantial part" of the value of their former interest, and provide them with a "definite and substantial interest" in the affairs of the acquiring corporation or a corporation in control of the

Boards of Directors and Trustees
June 6, 2003
Page 9


acquiring corporation following the reorganization. Paulsen v. Comm'r., 469
                                                    ------------------
U.S. 181 (1985); Helvering v. Minnesota Tea Co., 296 U. S. 378 (1935);
                 ------------------------------
John A. Nelson Co. v. Helvering, 296 U.S. 374 (1935); Southwest Natural Gas Co.
                                                      -------------------------
v. Comm'r., 189 F.2d 332 (5th Cir. 1951), cert. denied, 342 U.S. 860 (1951).
----------                                ------------
The continuity of interest requirement will be satisfied because the FCG stockholders will receive only shares of Common Stock in exchange for their shares of FCG Stock, plus cash for each fractional share a FCG stockholder would otherwise be entitled to receive.

        Section 361 of the Code provides that no gain or loss shall be recognized to a corporation which is a party to a reorganization on any transfer of property pursuant to a plan of reorganization such as the Merger Agreement.
Section 1032 of the Code states that no gain or loss shall be recognized to a corporation on the receipt of property in exchange for common stock.

        In our opinion and based on the Representation Letters, the Merger and the Bank Merger will be treated as reorganizations within the meaning of Section 368 of the Code. Because the Merger and the Bank Merger will constitute reorganizations under Section 368(a)(1)(A) of the Code, it is also our opinion that for federal income tax purposes, no gain or loss will be recognized by any of the Company, the Bank, FCG or Nazareth as a result of the Merger or the Bank Merger.

        The opinions expressed above are limited to the income tax consequences of the Conversion and the Mergers under the Subject Laws. Further, our opinions are based on research of the Code, applicable Treasury Regulations, current published administrative decisions of the Internal Revenue Service, existing judicial decisions as of the date hereof, the Representation Letters and the accuracy of the facts set forth herein. No assurance can be given that legislative, administrative or judicial decisions or interpretations may not be forthcoming that will significantly change the opinions set forth herein. We express no opinions other than those stated immediately above as our opinions. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the Application for Conversion.

                      ELIAS, MATZ, TIERNAN & HERRICK L.L.P.

                      By:     /s/Philip Ross Bevan
                              -------------------------------------------------
                              Philip Ross Bevan, a Partner